Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made as of the 29th day of October, 2008, by and between WELLS FUND XII-REIT JOINT VENTURE PARTNERSHIP, a Georgia joint venture partnership (“Landlord”) and CONTINENTAL AUTOMOTIVE SYSTEMS US, INC., a Delaware corporation (“Tenant”) formerly known as Siemens Automotive Corporation.

RECITALS:

WHEREAS, Troy Development #1, LLC, predecessor in interest to Landlord (“Troy Development”), and Tenant, entered into a certain Office Lease dated January 13, 2000 (the “Original Lease”) whereby Landlord leased to Tenant certain premises (the “Premises” or the “Building”) comprising all of the building constituting approximately 77,054 square feet known as 4865 Investment Drive, Troy, Michigan.

WHEREAS, Troy Development and Tenant entered into a certain First Amendment to Lease Agreement dated April, 2000 (the “First Amendment”; the Original Lease as amended by the First Amendment is herein referred to as the “Lease”) whereby Tenant waived its right of first offer to purchase the Building.

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and to adjust the rent payable by Tenant to Landlord under the Lease to reflect the extension of the term of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Lease contained, it is hereby agreed as follows:

1. DEFINED TERMS. Each capitalized term used in this Amendment but not otherwise defined herein shall have the same meaning ascribed to such term in the Lease.

2. EXTENSION. The term of the Lease is hereby extended for a period of sixty-two (62) months. The Lease is hereby amended as follows:

(a) In Section 1.4 the term “Expiration Date” is hereby amended to mean October 31, 2015.

(b) From and after the date of this Amendment the last two lines of the schedule of “Base Rent”, set forth in Section 1.1, shall be deleted and the following shall be added thereto:

PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENTS OF BASE RENT	BASE RENT PER SQ. FT. (APPROX.)
Months 97 through October 31, 2008	$1,568,819.40	$130,734.95	$20.36

November 1, 2008 Through October 31, 2009	$982,438.56	$81,869.88	$12.75

November 1, 2009 through October 31, 2010	$1,011,911.76	$84,325.98	$13.13

November 1, 2010 through October 31, 2011	$1,042,269.12	$86,855.76	$13.53

November 1, 2011 through
October 31, 2012	$1,073,537.16	$89,461.43	$13.93

November 1, 2012 through October 31, 2013	$1,105,743.24	$92,145.27	$14.35

November 1, 2013 through October 31, 2014	$1,138,915.56	$94,909.63	$14.78

November 1, 2014 through October 31, 2015	$1,173,083.04	$97,756.92	$15.22

Notwithstanding the foregoing, Base Rent shall abate for the period from November 1, 2009 through January 31, 2010; provided, however, that, if at any time during the Term, Tenant shall be in default of the Lease beyond applicable notice and cure periods, then this paragraph with respect to the abatement of any Base Rent shall immediately become null and void and upon written request by Landlord, Tenant shall pay to Landlord an amount equal to any and all Base Rent previously abated. The abatement of Base Rent provided herein shall not relieve Tenant from the performance of Tenant’s other obligations under the Lease, including, without limitation, the obligation to pay on a timely basis the Operating Expenses, utilities and Taxes, as well as all other additional rent and other obligations under the Lease, which shall become due and payable during the Term.

(c) From and after the date of this Amendment one of the options to extend the Term as set forth in Section 26.1 of the Lease shall be satisfied and the words and number “two (2)” set forth in the third line of Section 26.1 shall be deleted and replaced with the words and number “one (1)”.

3. NOTICES:

(a) The Landlord’s address for notices set forth in Section 1.5 is hereby deleted and replaced with the following:

Wells Fund XII-REIT Joint Venture Partnership

c/o Piedmont Operating Partnership, L.P.

11695 Johns Creek Pkwy

Ste 350

Johns Creek, GA 30097

Attention: Asset Manager of Michigan

with a copy to:

Piedmont Operating Partnership, L.P.

11695 Johns Creek Pkwy

Ste 350

Johns Creek, GA 30097

Attention: Asset Manager – Midwest Region

and a copy to:

Piedmont Office Realty Trust

150 West Jefferson

Suite 1450

Detroit, Michigan 48226

Attention: Property Manager

(b) The Tenant’s address for notices set forth in Section 1.10 is hereby deleted and replaced with the following:

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Continental Automotive Systems US, Inc.

1800 Continental Blvd.

Charlotte, NC 28273

Attention: Treasurer

With a copy to:

Continental Automotive Systems US, Inc.

1800 Continental Blvd.

Charlotte, NC 28273

Attention: General Counsel, Corporate Law Department

4. FINANCIAL STATEMENTS. Annually, within ninety (90) days after the end of Tenant’s fiscal year, Tenant shall furnish to Landlord, the financial statements of Tenant and any other party which is then liable for any of the obligations under the Lease. In addition, in the event that Landlord is then in the process of selling or refinancing the Building, upon Landlord’s request, Tenant shall provide to Landlord financial statements for Tenant and any other party which is then liable for any of the obligations under the Lease for the most recent fiscal quarter then ended, as well as year to date financial statements. Landlord agrees to keep the foregoing financial statements confidential and to only share such statements on a “need to know” basis and with potential lenders and purchasers of the Building and with other parties, subject to the consent of Tenant, which shall not be unreasonably withheld or delayed.

5. BROKER. Tenant represents that Tenant has not retained, contracted or otherwise dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

6. CONFLICT. If any conflict exists between the terms or provisions of the Lease and the terms or provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.

7. EFFECT OF AMENDMENT. Tenant remains responsible for all of the obligations of the tenant under the Lease. As amended by this Amendment, the Lease shall remain in full force and effect and is ratified by Landlord and Tenant. Tenant acknowledges that there are no defaults of the Landlord currently in existence under the Lease. This Amendment contains the entire agreement of the parties with respect to the extension of the Term and all preliminary negotiations with respect thereto are merged into and superseded by this Amendment.

8. EXCULPATION OF LANDLORD. The terms and provisions of the last sentence of Section 21 of the Lease are incorporated herein by this reference as though set forth herein.

9. CONDITION OF PREMISES. Tenant represents to Landlord that it has taken the Premises in its “AS IS, WHERE IS” condition and “WITH ALL FAULTS” and Landlord has performed all of its obligations, if any, under the Lease relating to improvements to be provided to Tenant at the Premises. Landlord shall have no obligation to make additional improvements to the Premises as a result of this Amendment, give Tenant any economic concession for any purpose or incur any additional financial obligation as a result hereof.

10. AUTHORITY OF TENANT. Tenant and the person executing and delivering this Amendment on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its organization and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Amendment and that all action required to authorize Tenant and such person to enter into this Amendment has been duly taken.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first written above.

TENANT:

CONTINENTAL AUTOMOTIVE SYSTEMS US, INC., a Delaware corporation

By:	/s/ Michael T. Worthington	/s/ Timothy P. Rogers
Its:	Michael T. Worthington	Vice President Finance
Treasurer

ATTEST:

/s/ Leslie S. Harris

(Corporate Seal)

LANDLORD:

WELLS FUND XII-REIT JOINT VENTURE PARTNERSHIP,

a Georgia joint venture partnership

By:	Piedmont Operating Partnership, L.P.,

a Delaware limited partnership,

(Administrative Venture Partner)

By: /s/ Joseph H. Pangburn

Name: Joseph H. Pangburn

Title: Senior Vice President

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